                                                                  EXHIBIT (c)(1)

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                  CIMCO, INC.,

                               M.A. HANNA COMPANY

                                       AND

                                  HANWEST, INC.

                          DATED AS OF DECEMBER 19, 1995

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

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

                           (Not Part of the Agreement)

                                                                              Page
                                                                              ----
ARTICLE I -- THE TENDER OFFER. . . . . . . . . . . . . . . . . . . . . . . .   1
     1.01 The Offer. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.02 Company Action . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     1.03 Board of Directors and Committees; Section 14(f) . . . . . . . . .   6

ARTICLE II -- THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.01 The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.02 Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.03 Certificate of Incorporation . . . . . . . . . . . . . . . . . . .   7
     2.04 By-Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.05 Directors and Officers . . . . . . . . . . . . . . . . . . . . . .   8
     2.06 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.07 Stockholders' Meeting. . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III -- CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS. . . . . .  10
     3.01 Conversion or Cancellation of Shares . . . . . . . . . . . . . . .  10
     3.02 Exchange of Certificates; Paying Agent . . . . . . . . . . . . . .  10
     3.03 Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.04 Transfer of Shares After the Effective Time. . . . . . . . . . . .  12
     3.05 Company Stock Rights . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . .  13
     4.01 Organization; Qualification. . . . . . . . . . . . . . . . . . . .  13
     4.02 Company Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  13
     4.03 The Company's Capitalization . . . . . . . . . . . . . . . . . . .  14
     4.04 Company Equity Investments . . . . . . . . . . . . . . . . . . . .  15
     4.05 Authority Relative to this Agreement . . . . . . . . . . . . . . .  15
     4.06 Consents and Approvals; No Violation . . . . . . . . . . . . . . .  16
     4.07 SEC Reports; Financial Statements. . . . . . . . . . . . . . . . .  17
     4.08 Proxy Statement; Offer Documents . . . . . . . . . . . . . . . . .  17
     4.09 Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . .  18
     4.10 Absence of Certain Changes or Events . . . . . . . . . . . . . . .  18
     4.11 Title, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.12 Patents, Trademarks, Etc.. . . . . . . . . . . . . . . . . . . . .  19
     4.13 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.14 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . .  20
     4.15 Legal Proceedings, Etc.. . . . . . . . . . . . . . . . . . . . . .  21
     4.16 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.17 Material Agreements. . . . . . . . . . . . . . . . . . . . . . . .  22
     4.18 Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . .  23
     4.19 Insider Interests. . . . . . . . . . . . . . . . . . . . . . . . .  23
     4.20 Officers, Directors and Employees. . . . . . . . . . . . . . . . .  23
     4.21 Environmental Protection . . . . . . . . . . . . . . . . . . . . .  23

                                                                             Page
                                                                             ----
     4.22 Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . .  24
     4.23 Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  24
     4.24 Respiratory Medical Products Sale. . . . . . . . . . . . . . . . .  25
     4.25 No Other Representations or Warranties . . . . . . . . . . . . . .  25

ARTICLE V --   REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE
               PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     5.01 Corporation Organization . . . . . . . . . . . . . . . . . . . . .  25
     5.02 Authorized Capital . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.03 Corporation Authority. . . . . . . . . . . . . . . . . . . . . . .  26
     5.04 No Prior Activities. . . . . . . . . . . . . . . . . . . . . . . .  26
     5.05 No Financing Contingency . . . . . . . . . . . . . . . . . . . . .  26
     5.06 Governmental Filings; No Violations. . . . . . . . . . . . . . . .  27
     5.07 Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . .  27
     5.08 Offer Documents; Proxy Statement; Other Information. . . . . . . .  27
     5.09 No Other Representations or Warranties . . . . . . . . . . . . . .  28

ARTICLE VI -- COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . .  28
     6.01 Conduct of Business of the Company . . . . . . . . . . . . . . . .  28
     6.02 Notification of Certain Matters. . . . . . . . . . . . . . . . . .  30
     6.03 Access to Information. . . . . . . . . . . . . . . . . . . . . . .  31
     6.04 Further Information. . . . . . . . . . . . . . . . . . . . . . . .  32
     6.05 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .  32
     6.06 Interim Financial Statements . . . . . . . . . . . . . . . . . . .  32
     6.07 Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . .  32
     6.08 Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     6.09 Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     6.10 Public Announcements . . . . . . . . . . . . . . . . . . . . . . .  34
     6.11 Indemnity; D&O Insurance . . . . . . . . . . . . . . . . . . . . .  34
     6.12 Other Potential Bidders. . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE VII -- CONDITIONS TO THE MERGER. . . . . . . . . . . . . . . . . . .  38
     7.01 Conditions to Each Party's Obligation to Effect the Merger . . . .  38
     7.02 Conditions to the Obligations of the Parent and the Purchaser to
          Effect the Merger. . . . . . . . . . . . . . . . . . . . . . . . .  38
     7.03 Conditions to the Obligations of the Company to Effect the Merger.  39

ARTICLE VIII -- CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     8.01 Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     8.02 Filings at the Closing . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE IX -- TERMINATION; AMENDMENT; WAIVER . . . . . . . . . . . . . . . .  39
     9.01 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     9.02 Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .  41
     9.03 Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . .  42

                                                                              Page
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
ARTICLE X -- MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  43
     10.01     Survival of Representations, Warranties, Covenants and
               Agreements. . . . . . . . . . . . . . . . . . . . . . . . . .  43

     10.02     Amendment and Modification. . . . . . . . . . . . . . . . . .  43
     10.03     Waiver of Compliance; Consents. . . . . . . . . . . . . . . .  43
     10.04     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  44
     10.05     Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  44
     10.06     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     10.07     Entire Agreement, Assignment Etc. . . . . . . . . . . . . . .  45
     10.08     Validity. . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     10.09     Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     10.10     Specific Performance. . . . . . . . . . . . . . . . . . . . .  45

ANNEX A        Certain Conditions to Offer

ANNEX B        Form of Stockholder Tender Agreement

                                   DEFINITIONS

                                                                              Page
                                                                              ----
Acquiring Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Board. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Bridge Note. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . .   7
Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Company Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Company Disclosure Letter. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Company Right. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Company Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Constituent Corporations . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Delaware Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . .   7
Department of Justice. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Dissenting Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Distribution Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Environmental Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Equity Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
FTC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Funds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Independent Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Line of Credit Note. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Minimum Condition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
MMCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Offer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Offer Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Other Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
PaineWebber. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                                                Page
                                                                                ----
Parent Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Parent Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Paying Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Pertinent Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . .   24
Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Real Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Redelivering Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Related Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Revolving Line . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Schedule 14D-9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Series A Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Settlement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Stock Option Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Stockholder Tender Agreement . . . . . . . . . . . . . . . . . . . . . . . . .    4
Stockholders' Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
Third Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Third Party Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of December 19, 1995, among CIMCO, Inc., a Delaware corporation (the "Company"), Hanwest, Inc., a Delaware corporation (the "Purchaser"), and M.A. Hanna Company, a Delaware corporation (the "Parent").

          WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of its stockholders for the Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Company, the Parent and the Purchaser desire to make certain representations, warranties and agreements in connection with this Agreement;

          WHEREAS, in furtherance of such acquisition, the Parent proposes to cause the Purchaser to make the Offer (as defined in Section 1.01) to purchase all of the issued and outstanding shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), upon the terms and subject to the conditions of this Agreement, and the Board of Directors of the Company has approved the Offer and determined to recommend that the Company's stockholders accept the Offer; and

          WHEREAS, to complete such acquisition, the respective Boards of Directors of the Parent, the Purchaser and the Company, and the Parent acting as the sole stockholder of the Purchaser, have approved the Offer and the merger of the Purchaser with and into the Company upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of Common Stock not owned directly or indirectly by the Parent or the Company, except shares of Common Stock held by persons who object to such merger and demand payment of the value of their shares of Common Stock, will be converted into the right to receive in cash the same price per share of Common Stock paid pursuant to the Offer;

          NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                THE TENDER OFFER

          1.01 THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX and none of the events or conditions set forth in Annex A shall have occurred and be existing, then, not later than the first business day after execution of this Agreement, the Parent shall issue a public announcement of the execution of this Agreement, and not later than the fifth business day after the date of the public announcement of the execution of this Agreement, the Purchaser shall, subject to the provisions of this Agreement, commence a tender offer (the "Offer") for all of the outstanding shares of Common Stock, together with the associated rights issued pursuant to the Rights Agreement dated as of December 5, 1992, as amended (the "Company Rights Agreement"), between the Company and First Interstate Bank of California, as Rights Agent (collectively, the "Shares") at a price of $10.50 per Share, net to the seller in cash. The Purchaser shall accept for payment and pay for all Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer set forth in Annex A hereto shall have been satisfied or waived by the Purchaser. The obligation of the Purchaser to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Annex A hereto, including the condition that a number of Shares representing not less than a majority of the Shares on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Solely for purposes of determining whether the Minimum Condition has been satisfied, any Shares owned by Parent or Purchaser shall be deemed to have been validly tendered and not withdrawn pursuant to the Offer. The Purchaser expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that, unless previously approved by the Company in writing, no change may be made which decreases the price per Share payable in the Offer, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer in addition to those set forth in Annex A hereto, which broadens the scope of such conditions, which increases the minimum number of Shares which must be tendered as a condition to the acceptance for payment and payment for shares in the Offer, which waives the Minimum Condition if such waiver would result in less than a majority of Shares being accepted for payment or paid for pursuant to the Offer, which, except as hereinafter set forth in this Subsection 1.01(a), extends the period of the Offer beyond 45 days after the date of commencement of the Offer, or which otherwise amends the terms of the Offer (including any of the conditions set forth in Annex A) in a manner that is materially adverse to holders of Shares. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer if, at the scheduled expiration date of the Offer, any of the conditions to the Purchaser's obligation to purchase Shares shall not be satisfied until such time as such conditions are satisfied, or (ii) extend the Offer for a period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) of this sentence if, on the date of such extension, more than two-thirds but less than 90 percent of Shares have been validly tendered and not properly withdrawn pursuant to the Offer. It is agreed that the conditions set forth in Annex A are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent or the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by the Purchaser, unless any such action or inaction by the Purchaser would constitute a breach by the Purchaser of any of its covenants under this Agreement) or may be waived by the Parent or the Purchaser, in whole or in part at any time and from time to time, in its sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Parent or the Purchaser with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties. The Company agrees that no Shares held by the Company will be tendered in the Offer.

          (b) As promptly as reasonably practicable following execution of this Agreement, the Parent and the Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Parent or the Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Each of the Parent, the Purchaser and the Company agrees promptly to correct any information supplied by it specifically for inclusion in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of the Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments the Parent, the Purchaser or their counsel may receive from the SEC or its Staff with respect to the Offer Documents promptly after the receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to the stockholders of the Company.

          1.02 COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "Board"), at a meeting duly called and held, has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to, and in the best interests of, the stockholders of the Company, (ii) approving and adopting this Agreement and the transactions contemplated hereby, including the Offer, the Merger, and the Stockholder Tender Agreement of even date between the Purchaser and a certain stockholder of the Company (the "Stockholder Tender Agreement") and the transactions contemplated thereby, in all respects and that such approval constitutes approval of the Offer, this Agreement, the Merger and the Stockholder Tender Agreement, and the transactions contemplated hereby and thereby, for purposes of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated hereby, and Article EIGHTH of the Certificate of Incorporation (as defined in Section 2.03 of this Agreement), and (iii) recommending that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; PROVIDED, HOWEVER, that such recommendation may be withdrawn, modified or amended to the extent that the Board, by a majority vote, determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that the Board is required to do so for the proper discharge of its fiduciary duties.

          (b) The Company has been advised by each of its executive officers who as of the date hereof is aware of the transactions contemplated hereby and each of its Directors, that each such person intends to tender pursuant to the Offer all Shares owned by such person. The Company represents that the Board has received the opinion of PaineWebber Incorporated ("PaineWebber") that the proposed consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

          (c) The Company shall use its best efforts to file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") on the date the Offer Documents are filed with the SEC, and in any event shall file with the SEC the Schedule 14D-9 not later than the date required pursuant to the Exchange Act and the applicable rules and regulations promulgated thereunder, containing the recommendation described in Section 1.02(a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by the Parent or the Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company.

          (d) In connection with the Offer, the Company will, and will cause its transfer agent (the "Transfer Agent") to, furnish promptly to the Parent and the Purchaser mailing labels containing the names and addresses of all record holders of Shares as of a recent date and of those persons becoming record holders after such date, together with copies of all lists of stockholders and security position listing and computer files and all other information in the Company's possession and control regarding the beneficial ownership of Shares. The Company shall promptly furnish the Parent and the Purchaser with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and security position listings and computer files) and such other assistance as the Parent and the Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of law, and except for such steps as are necessary or advisable to disseminate the Offer and any other documents necessary to consummate the Merger and to solicit tenders of Shares and the approval of the Merger, Parent and Purchaser and each of their affiliates shall hold in confidence the information contained in any of such labels, lists and additional information, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or under their control.

          1.03 BOARD OF DIRECTORS AND COMMITTEES; SECTION 14(f). (a) Promptly upon acceptance for payment of, and commencement of payment for, such number of Shares which represent at least a majority of the Shares (determined on a fully diluted basis) by Purchaser pursuant to the Offer and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give the Purchaser representation on the Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 1.03) and the percentage that such number of Shares beneficially owned by the Purchaser and its affiliates bears to the total number of Shares, and the Company shall, at such time, cause the Purchaser's designees to be elected or appointed, upon request by the Purchaser. In connection with the foregoing, the Company shall promptly, as reasonably agreed by the Parent and the Company, either increase the size of the Board and/or secure the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board and to cause the Purchaser's designees to be so elected or appointed. At such times and, subject to the last sentence of this Section 1.03(a), to the extent requested by the Parent, the Company will use its best efforts to cause persons designated by the Purchaser to constitute the same percentage of each committee of the Board (other than any committee of the Board established to take action under this Agreement) as the Purchaser's designees constitute on the Board. Notwithstanding the foregoing, the Company, the Parent and the Purchaser shall each use its best efforts to ensure that two of the members of the Board as of the date hereof who are not officers, employees or affiliates of the Company or the Parent (the "Independent Directors") shall remain members of the Board until the Purchaser owns a majority of the Shares and thereafter until the Effective Time (as defined in Section 2.02) and if the number of the Independent Directors shall be reduced below two for any reason, any remaining Independent Director(s) shall be entitled to designate independent persons to fill such vacancies and such persons shall be deemed to be Independent Directors; or, if no Independent Directors then remain, the other directors shall designate two independent persons to fill such vacancies, and such persons shall be deemed to be Independent Directors.

          (b) The Company's obligation to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.03, including mailing to its stockholders with the Schedule 14D-9 such information as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. The Purchaser will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.

          (c) Following the election or appointment of the Purchaser's designees pursuant to this Section 1.03, any amendment of this Agreement, any termination of this Agreement by the Company, any recommendation made by the Board pursuant to Section 2.07(a)(ii) of this Agreement, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or the Parent hereunder or waiver of any of the Company's rights or waiver by the Company of any condition hereunder, will require the concurrence of a majority of the Independent Directors.

                                   ARTICLE II

                                   THE MERGER

          2.01 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.02), the Parent shall cause the Purchaser to merge (the "Merger") with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (the Purchaser and the Company are sometimes hereinafter referred to as the "Constituent Corporations" and the Company is sometimes hereinafter referred to as the "Surviving Corporation") and shall, following the Merger, be governed by the laws of the State of Delaware, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, shall continue unaffected by the Merger. From and after the Effective Time, the Merger shall have the effects specified in the DGCL.

          2.02 EFFECTIVE TIME. At the Closing contemplated in Section 8.01, the Company and the Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed by the Company and the Purchaser with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective as of the date and at the time the Delaware Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, and such time is hereinafter referred to as the "Effective Time."

          2.03 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company (the "Certificate of Incorporation") in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

          2.04 BY-LAWS. The By-Laws of the Company as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

          2.05 DIRECTORS AND OFFICERS. At the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          2.06 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper: (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation are hereby authorized on behalf of the respective Constituent Corporations to execute and deliver, in the name and on behalf of the respective Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Constituent Corporations and otherwise to carry out the purposes of this Agreement.

          2.07 STOCKHOLDERS' MEETING. (a) After the Purchaser has accepted for payment the Shares tendered pursuant to the Offer, the Company, acting through the Board, shall, at the Parent's request and in accordance with applicable law:

          (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting"), to be held as soon as practicable for the purpose of approving this Agreement, the Merger and the transactions contemplated hereby and thereby;

          (ii) include in the Proxy Statement (as defined in Section 4.08) the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby and thereby and that the cash consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders; and

          (iii) as soon as practicable after the Parent's request, prepare and file a preliminary Proxy Statement with the SEC and, after consultation with the Parent and the Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after responding to all such comments to the satisfaction of the Staff of the SEC and to obtain the necessary approvals by its stockholders of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 2.07(a) shall not be affected by either the commencement, public proposal, public disclosure or other communication to the Company of any offer to acquire some or all of the Shares or all or any substantial portion of the assets of the Company or any change in the recommendation of the Board.

          (b) The Company, the Parent and the Purchaser, as the case may be, shall promptly prepare and file any other filings required under the Exchange Act or any other Federal or state securities or corporate laws relating to the Merger and the transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its Staff and of any request of the SEC for amendments or supplements to the Proxy Statement or by the SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its Staff or any other governmental officials, on the other hand, with respect to the Proxy Statement, any Other Filings or the Merger. The Company, the Parent and the Purchaser each shall use its best efforts to obtain and furnish the information required to be included in the Proxy Statement, any Other Filings or the Merger. If at any time prior to the time of approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such amendment or supplement. The Company shall not mail the Proxy Statement or, except as required by the Exchange Act or the rules and regulations promulgated thereunder, any amendment or supplement thereto, to the Company's stockholders unless the Company has first obtained the consent of the Parent to such mailing.

          (c) At the Stockholders' Meeting, the Parent, the Purchaser and their affiliates will vote all Shares owned by them in favor of approval and adoption of this Agreement, the Merger, and the transactions contemplated hereby and thereby.

          (d) Notwithstanding the foregoing, in the event that the Purchaser shall acquire at least 90 percent of the Shares, the parties hereto agree, at the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition and satisfaction or waiver of the conditions of Article VII, without a meeting of the stockholders of the Company.

                                   ARTICLE III

               CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS

          3.01 CONVERSION OR CANCELLATION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent or any wholly-owned subsidiary of the Parent (collectively, the "Parent Companies"), Shares held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (the "Dissenting Stockholders"), and any shares held in the treasury of the Company) shall be converted into and represent the right to receive, without interest, an amount in cash equal to the greater of $10.50 net or the amount per share which may be paid pursuant to the Offer as it may be amended (the "Merger Consideration") upon surrender of the certificate or certificates that, immediately prior to the Effective Time, represented issued and outstanding Shares (the "Certificates"). As of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration without interest for such Shares upon the surrender of such Certificate or Certificates in accordance with Section 3.02.

          (b) Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies, and each Share issued and held in the Company's treasury immediately prior to the Effective Time, shall no longer be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares.

          (c) Each share of Common Stock, without par value, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid and non-assessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

          3.02 EXCHANGE OF CERTIFICATES; PAYING AGENT. (a) Prior to the Closing, the Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the cash consideration specified in Section
3.01 upon surrender of Certificates converted into the right to receive cash pursuant to the Merger. From time to time at and after the Effective Time, the Parent shall make available, or cause the Purchaser or the Surviving Corporation to make available, to the Paying Agent immediately available funds in amounts and at times necessary for the payment of the Merger Consideration (the "Funds") upon surrender of Certificates pursuant to Section 3.01, it being understood that any and all interest earned on the Funds shall be paid over by the Paying Agent as the Parent shall direct.

          (b) Promptly after the Effective Time, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of a Certificate or Certificates, other than the Company or any of the Parent Companies, a letter of transmittal and instructions for use in effecting the surrender, in exchange for payment in cash therefor, of the Certificates. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificates by the Paying Agent and shall be in such form and have such provisions as the Parent shall reasonably specify. Upon surrender to the Paying Agent of such Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be reasonably required by the Paying Agent, the Paying Agent shall promptly pay to the persons entitled thereto, out of the Funds, a check in the amount to which such persons are entitled pursuant to Section 3.01(a), after giving effect to any required tax withholdings, and such Certificate shall forthwith be cancelled. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificates. If payment is to be made to a person other than the registered holder of the Certificates surrendered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest shall accrue or be paid on any portion of the Merger Consideration.

          (c) One hundred eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any Funds (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by the Parent) made available to the Paying Agent by the Parent which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Surviving Corporation for payment as general creditors thereof with respect to the cash payable upon due surrender of their Certificates.

          (d) Except as otherwise provided herein, the Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for Certificates.

          (e) Notwithstanding anything to the contrary in this Section 3.02, none of the Paying Agent, the Parent, the Company, the Surviving Corporation or the Purchaser shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat or become the property of any Federal, state or local government agency or authority, court or commission), unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          3.03 DISSENTERS' RIGHTS. Notwithstanding the provisions of Section
3.01 or any other provision of this Agreement to the contrary, Shares that have not been voted in favor of the approval and adoption of the Merger and with respect to which dissenters' rights shall have been demanded and perfected in accordance with Section 262 of the DGCL (the "Dissenting Shares") and not withdrawn shall not be converted into the right to receive cash at or after the Effective Time, but such Shares shall become the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of Delaware unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 3.01(a). The Company shall give the Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          3.04 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Shares shall be made in the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration set forth in Section 3.01.

          3.05 COMPANY STOCK RIGHTS. Prior to the Effective Time, the Company shall use its best efforts to procure the surrender as of the Effective Time of all outstanding options to purchase shares of Common Stock of the Company (the "Options") pursuant to the CIMCO, Inc. 1988 Incentive Stock Option Plan and the CIMCO, Inc. 1991 Incentive Stock Option Plan (collectively, the "Stock Option Plans"), in consideration of the payment at the Effective Time of an amount of cash per share subject to each such Option equal to the difference between the exercise price of such Option and the Merger Consideration, less an amount equal to all taxes required to be withheld from such payment. As to any Option not so surrendered, the Company shall use its best efforts to obtain, prior to the Effective Time, the consent of the holder of the Option to acquire upon payment of the exercise price an amount of cash equal to the Merger Consideration, less an amount equal to all taxes required to be withheld from such payment, in lieu of each Share formerly covered thereby.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to the Parent and the Purchaser that:

          4.01 ORGANIZATION; QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Company's business or the location of its properties makes such qualification necessary, except for any such failure to qualify or be in good standing as shall not have a Material Adverse Effect (as defined in Section 4.06) on the Company. The Company Disclosure Letter (as defined in Section 4.06) identifies, and the Company has heretofore made available to the Parent, complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, as currently in effect.

          4.02 COMPANY SUBSIDIARIES. (a) The Company Disclosure Letter lists all subsidiaries of the Company. Except as indicated in the Company Disclosure Letter, all of the outstanding shares of capital stock of each such subsidiary are owned by the Company either directly or indirectly through another of its subsidiaries. Except as set forth in the Company Disclosure Letter, no equity securities of any subsidiary of the Company are or may be required to be issued (other than to the Company or its other subsidiaries) by reason of any Equity Rights (as defined in Section 4.03) for shares of the capital stock of any subsidiary of the Company, and there are no contracts, commitments, understandings or arrangements by which any subsidiary of the Company is bound to issue (other than to the Company) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except as set forth in the Company Disclosure Letter, there are no contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may be obligated to transfer any shares of the capital stock of any subsidiary of the Company. Except as set forth in the Company Disclosure Letter, all of the shares of capital stock of each subsidiary of the Company held by the Company or any subsidiary of the Company are fully paid and nonassessable and are owned by the Company or such subsidiary of the Company free and clear of any claim, lien or encumbrance other than restrictions on transferability under federal and any applicable state securities laws. Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in the states of the United States in which the ownership of its property or the conduct of its business requires it to be so qualified, except for such jurisdictions in which the failure to be so qualified and in good standing would not have a Material Adverse Effect. As used in this Agreement, the term "subsidiary" shall mean, with respect to the Company, any corporation or other legal entity of which the Company or any of its subsidiaries controls or owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

          (b) Except for interests in the Company's subsidiaries and except as set forth in the Company Disclosure Letter, neither the Company nor any of the Company's subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity, other than (i) non-controlling investments made in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business, and (ii) other investments of less than $250,000 in the aggregate.

          4.03 THE COMPANY'S CAPITALIZATION. The authorized capital stock of the Company consists of (i) ten million Shares, and (ii) five million shares of Preferred Stock, $.01 par value (the "Preferred Shares"), which Preferred Shares include one hundred thousand shares of Series A Junior Participating Preferred Stock, $.01 par value (the "Series A Shares"). As of the close of business on December 18, 1995, there were (i) 2,970,481 Shares issued and outstanding and no Shares held in the Company's treasury, (ii) no Preferred Shares issued and outstanding, and (iii) no Series A Shares issued and outstanding. All outstanding Shares have been duly authorized and validly issued, and are fully paid, nonassessable and were issued free of preemptive rights. Except for the Options described in Section 3.05 hereof and except as set forth on the Company Disclosure Letter there are not now, and at the Effective Time there will not be, any subscriptions, options, warrants, calls, rights, agreements or commitments relating to the issuance, sale, delivery or transfer by the Company (including any right of conversion or exchange under any outstanding security or other instrument) of its Shares (collectively, "Equity Rights"). There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares. The Company Disclosure Letter contains a complete and accurate list of all holders of Options and any other options or rights of any kind to purchase or acquire shares of the Common Stock of the Company, together with the number of such options and the terms of such options held by each such holder.

          4.04 COMPANY EQUITY INVESTMENTS. Except as set forth on the Company Disclosure Letter, neither the Company nor any of its subsidiaries owns, directly or indirectly, or has the right to acquire, any equity security of another entity nor has the Company or any of its subsidiaries made any loan or advance to any other entity.

          4.05 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly approved by the Board, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and, except for the approval of the Merger by the holders of at least a majority of the Shares in accordance with the DGCL, no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the acquisition of Shares pursuant to the Offer and the Merger. The Company has taken all actions necessary to render the prohibitions of Section 203 of the DGCL and the provisions of Article EIGHTH of the Certificate of Incorporation to be inapplicable to the execution and delivery of this Agreement and the Stockholder Tender Agreement and the transactions contemplated hereby and thereby, including the acquisition of the Shares pursuant to the Offer and the Merger. To the knowledge of the Company, no other "fair price", "merger moratorium", "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Parent and the

Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally as at the time in effect and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          4.06 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth on the Company Disclosure Letter delivered to the Parent as of the date of this Agreement (the "Company Disclosure Letter"), and except for any required approval of the Merger by the stockholders of the Company and the filing of the Delaware Certificate of Merger in accordance with the DGCL, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by it of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) in connection with the Exchange Act, (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect, and (D) for any requirements which became applicable to the Company as a result of the specific regulatory status of the Parent or the Purchaser or as a result of any other facts that specifically relate to the business or activities in which the Parent or the Purchaser is or proposes to be engaged; (iii) constitute a breach or result in a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation of any kind to which the Company is a party or by which the Company or any of its assets may be bound, except for any such breach, default or right as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (iv) assuming compliance with the DGCL and the HSR Act, violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to the Company or any of its assets, which violation would have a Material Adverse Effect.

          For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the business, assets, prospects, financial condition or results of operation of the Company and its subsidiaries considered on a consolidated basis or on the ability of the Company, the Parent or the Purchaser to consummate the transactions contemplated by this Agreement.

          4.07 SEC REPORTS; FINANCIAL STATEMENTS. The Company has filed all required forms, reports and documents with the SEC since May 1, 1992 (collectively, the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates so filed. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore made available or promptly will make available to the Parent, a complete and correct copy of any amendment to the SEC Reports. The Company has previously furnished to the Parent audited consolidated balance sheets of the Company and its subsidiaries as of April 30th in each of the years 1991 through 1995, and the related audited consolidated statements of income, statements of cash flow or changes in financial position and changes in stockholders' equity of the Company and its subsidiaries for the fiscal years then ended (collectively, the "Related Statements"), together with the respective reports thereon of Grant Thornton. The unaudited consolidated balance sheet of the Company and its subsidiaries as of October 31, 1995 is hereinafter referred to as the "Company Balance Sheet." Each of the balance sheets included in the financial statements referred to in this Section 4.06 (including the related notes thereto) presents fairly the financial position of the Company and its subsidiaries as of their respective dates, and the Related Statements included therein (including the related notes thereto) present fairly the consolidated results of operations, the cash flows or changes in financial position, and changes in stockholders' equity for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

          4.08 PROXY STATEMENT; OFFER DOCUMENTS. Any proxy or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), will comply in all material respects with applicable federal securities laws and will not contain any untrue statements of a material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent in writing for inclusion in the Proxy Statement. None of the information supplied by the Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.09 UNDISCLOSED LIABILITIES. Except as set forth on the Company Disclosure Letter or reflected in the financial statements referred to in
Section 4.07, neither the Company nor any of its subsidiaries has any liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) except those which would not, individually or in the aggregate, have a Material Adverse Effect.

          4.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on the Company Disclosure Letter, since the date of the Company Balance Sheet (i) the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practice (except as otherwise contemplated by this Agreement), (ii) there has not been any change which has had a Material Adverse Effect, and (iii) neither the Company nor any of its subsidiaries has taken any action described in Section 6.01.

          4.11 TITLE, ETC. (a) The Company Disclosure Letter sets forth a list of all of the land, which includes the buildings, structures and other improvements located thereon (the "Real Property"), which is owned in fee by the Company and any of its subsidiaries. The Company or such subsidiary, as the case may be, has, with respect to personal property, good, and, with respect to real property, good, marketable and insurable, title to all of the properties and assets which it purports to own and which are material to the business, operation or financial condition of the Company and its subsidiaries free and clear of all mortgages, security interests, liens, claims, charges or other encumbrances of any nature whatsoever, except for (i) any liens, encumbrances or defects reflected in the Company Balance Sheet or disclosed in the notes thereto; (ii) any liens, encumbrances or defects which do not, individually or in the aggregate, materially detract from the fair market value (free of such liens, encumbrances or defects) of the property or assets subject thereto or materially interfere with the current use by the Company and its subsidiaries of the property or assets subject thereto or affected thereby or otherwise have a Material Adverse Effect; (iii) any liens or encumbrances for taxes not delinquent or which are being contested in good faith, provided that adequate reserves for the same have been established on the Company Balance Sheet to the extent required by generally accepted accounting principles; (iv) any liens or encumbrances for current taxes and assessments not yet past due; (v) any inchoate mechanic's and materialmen's liens and encumbrances for construction in progress; (vi) any workmen's, repairmen's, warehousemen's and carriers' liens and encumbrances arising in the ordinary course of business, so long as such liens have not been filed; (vii) any liens of the type referred to in (vi) above that have been filed, so long as such liens do not aggregate in excess of $25,000; (viii) liens securing obligations under the Credit Agreement (as defined in Section 6.01); and (ix) with respect to Real Property, any liens, encumbrances or defects which are matters of record, including but not limited to, easements, quasi-easements, rights of way, land use ordinances and zoning plans.

          (b) The Company Disclosure Letter sets forth a list of all of the leases and subleases (the "Real Property Leases") under which, as of the date hereof, the Company or any subsidiary has the right to occupy space. The Company has heretofore delivered to the Parent a true, correct and complete copy of all of the Real Property Leases, including all amendments thereto. All Real Property Leases and material leases pursuant to which the Company or any subsidiary leases personal property from others are, in all material respects, valid, binding and enforceable in accordance with their terms; neither the Company nor any subsidiary has received notice of any default by the Company or any subsidiary under any Real Property Lease which would have a Material Adverse Effect; there are no existing defaults, or any condition or event which with the giving of notice or lapse of time would constitute a default, by the Company or any subsidiary thereunder which would have a Material Adverse Effect; and, with respect to the Company's or any subsidiary's obligations thereunder without qualification and with respect to the obligations of all other parties thereto, to the knowledge of the Company, no uncured default or event or condition on the part of any landlord exists under any Real Property Lease which with the giving of notice or the lapse of time would constitute a default thereunder which would have a Material Adverse Effect.

          (c) All of the land, buildings, structures and other improvements occupied by the Company and its subsidiaries in the conduct of its business are included in the Real Property or the Real Property Leases.

          (d) Neither the Company or any subsidiary owns or holds, nor is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property and the Real Property Leases or any portion thereof or interest therein.

          4.12 PATENTS, TRADEMARKS, ETC. The Company Disclosure Letter identifies all registered trademarks, copyrights and patents owned or licensed by the Company and its subsidiaries as of the date hereof. To the Company's best knowledge, the Company or its subsidiaries own, or are licensed or otherwise have adequate right to use, all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, know-how, technology, trade secrets and other proprietary information (collectively, the "Intellectual Property") which are material to the conduct of the business of the Company and its subsidiaries. Except as set forth in the Company Disclosure Letter, no claims have been asserted by any person, and neither the Company nor any of its subsidiaries has asserted a claim against any person, with respect to any of the Intellectual Property owned or used by the Company or its subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which the Company or any subsidiary is a party.

          4.13 INSURANCE. The Company Disclosure Letter identifies all material property, general liability and casualty insurance policies which currently insure the Company and its subsidiaries and the Company shall use its reasonable efforts to keep such policies in full force and effect up to the Closing Date. Such policies are adequate in the view of the management of the Company for the assets and operations of the Company and its subsidiaries.

          4.14 EMPLOYEE BENEFIT PLANS. (a) For purposes of this Section 4.14, "Company Benefit Plans" means all employee benefit plans and arrangements described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to which the Company or any subsidiary has a liability, whether direct or indirect, actual or contingent, and any material bonus, incentive and similar plans maintained by the Company or any subsidiary.

          (b) The Company Disclosure Letter sets forth a list of all Company Benefit Plans and the Company has delivered or made available to the Parent, where applicable, accurate and complete copies of all Company Benefit Plan texts and related agreements.

          (c) Except as set forth in the Company Disclosure Letter with respect to each Company Benefit Plan: (i) to the best knowledge of the Company, such plan has been administered and enforced in all material respects in accordance with its terms and applicable law; (ii) to the best knowledge of the Company after reasonable inquiry, no breach of fiduciary duty or prohibited transaction has occurred; (iii) no actions, suits, claims or disputes are pending, or to the knowledge of the Company, threatened, other than routine claims for benefits;
(iv) all contributions and premiums due have been made on a timely basis; (v) to the Company's best knowledge, all contributions made or required to be made under such Company Benefit Plan meet the requirements for deductibility under the Internal Revenue Code of 1986, as amended (the "Code"); and (vi) no Company Benefit Plan is a multiemployer plan (as defined in ERISA section 3(37)), a multiple employer plan within the meaning of the Code or ERISA, a defined benefit plan within the meaning of ERISA section 3(35), a plan subject to section 302 of ERISA or section 412 of the Code, or funded through a "welfare benefit fund" (as defined in Section 419(e) of the Code).

          (d) Except as set forth on the Company Disclosure Letter or as specifically provided in Section 3.05, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual. The Company has delivered to the Parent true, correct and complete copies of each plan, agreement or arrangement relating to the foregoing, including all amendments thereto.

          (e) The Company Disclosure Letter sets forth a description of all obligations of the Company and its subsidiaries with respect to retiree medical and retiree life insurance benefits under the Company Benefit Plans. The Company has delivered to the Parent written material which is representative in all material respects of written communications of the Company and its subsidiaries with respect to retiree medical and retiree life insurance benefits under the Company Benefit Plans, a list of which is set forth on the Company Disclosure Letter.

          (f) Each Company Benefit Plan intended to be qualified under section 401(a) of the Code is so qualified, and each trust or other funding vehicle related thereto is exempt from federal income tax under section 501(a) of the Code.

          (g) With respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (i) there is no material liability of the Company or any subsidiary in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such material liability if such insurance policy was terminated on the date hereof, and (ii) to the knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceeding with respect to any insurer is imminent.

          4.15 LEGAL PROCEEDINGS, ETC. Except as set forth on the Company Disclosure Letter, (i) there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any subsidiary before any court or governmental or regulatory authority or body with respect to which there is a reasonable likelihood of a determination which would have a Material Adverse Effect, and (ii) neither the Company nor any subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any court or governmental or regulatory authority or body.

          4.16 TAXES. Except as set forth on the Company Disclosure Letter, (i) each of the Company and its subsidiaries has timely paid or adequately reserved for in the Company Balance Sheet all Taxes (as defined below) required to be paid by it through the date hereof (other than Taxes or audit adjustments which would not, in the aggregate, have a Material Adverse Effect) and shall timely pay any Taxes required to be paid by it after the date hereof and on or before the Effective Time (unless the payment of such Taxes is being contested by the Company or such subsidiary in good faith and an adequate reserve therefor is set up on the Company's books to the extent required by generally accepted accounting principles), (ii) each of the Company and its subsidiaries has timely filed all notices, reports and returns for Taxes ("Tax Returns") that it is required to file through the date hereof and shall, on or before the Effective Time, correctly prepare and timely file, consistent with prior years in all material respects, all Tax Returns that it is required to file after the date hereof and on or before the Effective Time, (iii) the Company has correctly prepared, in all material respects, all previously filed Tax Returns which remain open for assessment and have not been examined or are currently under examination by the appropriate governmental taxing authority, (iv) no material penalties or other material charges are due with respect to the late filing of any Tax Return, (v) neither the Company nor any subsidiary has been notified that it is currently being audited by any taxing authority, (vi) no extension of time with respect to any date on which any Tax Return was or is to be filed by the Company or any subsidiary is in force as of the date hereof, (vii) no waiver or agreement by the Company or any subsidiary is in force as of the date hereof for the extension of time for the assessment or payment of any Tax, (viii) neither the Company nor any subsidiary has agreed to make nor is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and (ix) the Company has not agreed to indemnify or reimburse any subsidiary for the amount of any savings in Taxes which the Company realized for any year as a result of including such subsidiary in the combined and consolidated Tax Returns which the Company filed for such year, and neither the Company nor any subsidiary has agreed to indemnify or reimburse, or to pay any refund to, any third party for any liability or benefit with respect to Taxes that such third party may owe or be entitled to receive, as the case may be. "Taxes" shall mean all taxes, levies or other fiscal assessments, including, without limitation, income, excise, property, sales, use, gross receipts, value added, payroll, employment, import and franchise taxes and customs duties imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

          4.17 MATERIAL AGREEMENTS. Except as set forth on the Company Disclosure Letter and except for agreements made for the purpose of completing the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries is as of the date hereof a party to, or bound by, any material agreement of any kind to be performed in whole or in part after the Effective Time. Solely for the purpose of this Section, the term "material agreement" shall mean any single agreement which involves the payment or receipt by the Company or any subsidiary, subsequent to the date of this Agreement, of more than $100,000. Except as set forth on the Company Disclosure Letter, to the best knowledge of the Company, there is no breach or default and there are no facts which with notice or the passage of time would constitute a breach or default under, or give rise to any right of termination, amendment, cancellation or acceleration under, whether as a result of the consummation of the transactions contemplated hereby or otherwise, any obligation to be performed by any party to a material agreement to which the Company or any subsidiary is a party, which breach, default or right (assuming the exercise thereof) would have a Material Adverse Effect.

          4.18 COMPLIANCE WITH LAW. Except as set forth on the Company Disclosure Letter, to the best knowledge of the Company, the business of the Company and its subsidiaries is not being conducted and the properties and assets of the Company and its subsidiaries are not currently owned or operated in violation of any law, ordinance, regulation, order, judgment, injunction, award or decree of any governmental or regulatory entity or court or arbitrator, except for possible violations which either individually or in the aggregate do not, and so far as can be reasonably foreseen will not, have a Material Adverse Effect.

          4.19 INSIDER INTERESTS. The Company Disclosure Letter sets forth all material contracts, agreements with and other obligations to officers, directors and employees or stockholders of the Company and its subsidiaries. Except as set forth on the Company Disclosure Letter, no officer, director or stockholder of the Company or any subsidiary, and no entity controlled by any such officer, director or stockholder, and no relative or spouse who resides with any such officer, director or stockholder (i) owns, directly or indirectly, any material interest in any person that is or is engaged in business, other than on an arm's-length basis, as a competitor, lessor, lessee, customer or supplier of the Company or any subsidiary or (ii) owns, in whole or in part, any tangible or intangible property that the Company or any subsidiary uses in the conduct of the business of the Company and its subsidiaries.

          4.20 OFFICERS, DIRECTORS AND EMPLOYEES. The Company Disclosure Letter sets forth the name and current compensation of each officer, director or employee of the Company and its subsidiaries whose current annual rate of compensation from the Company (including bonuses but excluding commission-only compensation) exceeds $50,000.

          4.21 ENVIRONMENTAL PROTECTION. Except as set forth on the Company Disclosure Letter, the Company and each of its subsidiaries have obtained all material permits, certificates, licenses, approvals and other authorizations (collectively "Environmental Permits") relating to pollution or protection of the environment, including those relating to emissions, discharges, releases of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes, except where the failure to have obtained any Environmental Permits shall not have a Material Adverse Effect on the Company. To the best knowledge of the Company, except as set forth on the Company Disclosure Letter, the Company and each of its subsidiaries is in material compliance with all terms and conditions of the Environmental Permits, and the Company and each of its subsidiaries is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable environmental laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, if any ("Pertinent Environmental Laws"), except where the failure to have complied shall not have a Material Adverse Effect on the Company. Except as set forth on the Company Disclosure Letter, to the best knowledge of the Company, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may materially interfere with or prevent material compliance or continued compliance with Pertinent Environmental Laws, or which may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. Except as set forth on the Company Disclosure Letter, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to the Company's knowledge, threatened against the Company or any subsidiary relating in any way to any Pertinent Environmental Laws.

          4.22 BROKERS AND FINDERS. Neither the Company or its subsidiaries nor any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or investment banking fees in connection with the transactions contemplated herein, except that the Company has employed, and will pay the fees and expenses of, PaineWebber Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to the Parent prior to the date hereof.

          4.23 RIGHTS AGREEMENT. The Company Rights Agreement has been amended to provide that the execution and delivery of this Agreement and the Stockholder Tender Agreement and the consummation of the transactions contemplated hereby and thereby will not cause (a) Parent or Purchaser to become an "Acquiring Person" (as such term is defined in the Company Rights Agreement), (b) the "Distribution Date" (as such term is defined in the

Company Rights Agreement) to occur, (c) the provisions of Section 13(a) of the Company Rights Agreement to be applicable in respect of capital stock of the Purchaser or the Parent or the capital stock of any affiliate of the Purchaser or the Parent or (d) any adjustment under the provisions of Section 11(a) of the Company Rights Agreement.

          4.24 RESPIRATORY MEDICAL PRODUCTS SALE. The Asset Purchase Agreement, dated as of December 4, 1995, between Medical Molding Corporation of America, a California corporation and wholly owned subsidiary of the Company ("MMCA"), and Vital Signs CA, Inc. ("VSCA"), a California corporation and wholly owned subsidiary of Vital Signs, Inc., a New Jersey corporation, provides for (i) the assumption by VSCA of all substantial liabilities known to the Company, whether absolute or contingent, arising out of the Respiratory Medical Products business of MMCA and (ii) aggregate cash consideration paid by VSCA to MMCA of no less than $2,151,000, and at least $113,000 of liabilities assumed by VSCA, taking into account all provisions for adjustment of such cash consideration. $2,000,000 of the cash consideration paid by VSCA to MMCA in connection with the sale of the Respiratory Medical Products business of MMCA was used to reduce the indebtedness of the Company provided pursuant to the Company's existing Credit Agreement with Wells Fargo Bank, National Association ("Wells Fargo"), as the same may be amended from time to time (the "Credit Agreement").

          4.25 NO OTHER REPRESENTATIONS OR WARRANTIES. Subject solely to the information set forth in the Company Disclosure Letter, each of the representations and warranties of the Company in this Agreement is true and correct as of the date of this Agreement. Any document delivered by the Company pursuant to this Agreement is a true, correct and complete copy of such document, and has not been modified or amended unless such amendment or modification is included with such document or has been delivered to Parent on or prior to the date hereof.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF

                          THE PARENT AND THE PURCHASER

          5.01 CORPORATION ORGANIZATION. The Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and the Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. The Parent and the Purchaser each has all requisite corporate power and authority to own its assets and carry on its business as now being conducted or proposed to be conducted. Each of the Parent and the Purchaser has delivered to the Company complete and correct copies of its

Certificate of Incorporation and By-Laws as in effect on the date hereof.

          5.02 AUTHORIZED CAPITAL. The authorized capital stock of the Purchaser consists of 10,000 shares of Common Stock, without par value, of which 100 shares are outstanding as of the Effective Time and are owned, beneficially or of record, by Parent. All of the issued and outstanding shares of capital stock of the Purchaser are validly issued, fully paid, nonassessable and free of preemptive rights and all liens.

          5.03 CORPORATION AUTHORITY. Each of the Parent and the Purchaser has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of the Parent and the Purchaser, the performance by the Parent and the Purchaser of their respective obligations hereunder and the consummation by the Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by its Board of Directors and approved by the Parent as sole stockholder of the Purchaser, and no other corporate proceeding on the part of the Parent or the Purchaser is necessary for the execution and delivery of this Agreement by the Parent and the Purchaser and the performance by the Parent and the Purchaser of their respective obligations hereunder and the consummation by the Parent and the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          5.04 NO PRIOR ACTIVITIES. The Purchaser has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement, the Offer Documents and the consummation of the transactions contemplated hereby and thereby. The Purchaser has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement, the Offer Documents and the transactions contemplated hereby and thereby.

          5.05 NO FINANCING CONTINGENCY. The Parent has sufficient funds to consummate all of the transactions contemplated by this Agreement and will make available to the Purchaser sufficient funds in sufficient time to consummate the

Offer and the Merger in accordance with the terms of this Agreement.

          5.06 GOVERNMENTAL FILINGS; NO VIOLATIONS. (a) No notices, reports or other filings are required to be made by the Parent or the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or the Purchaser from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdictions in connection with the execution and delivery of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement, except (A) in connection with the HSR Act, and (B) in connection with the Exchange Act.

          (b) Neither the execution and delivery of this Agreement by the Parent or the Purchaser nor the consummation by the Parent or the Purchaser of the transactions contemplated hereby nor compliance by the Parent or the Purchaser with any of the provisions hereof will: (i) conflict with or result in any breach of any provision of its Certificate of Incorporation or By-Laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Parent or the Purchaser is a party or by which it or any of its properties or assets may be bound, (iii) require the creation or imposition of any lien upon or with respect to the properties of the Parent or the Purchaser or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Purchaser or any of its properties or assets, excluding from the foregoing clauses (iii) and (iv) violations, breaches or defaults which in the aggregate, would neither have a material adverse effect on the business, financial condition or operations of the Parent or the Purchaser nor prevent, materially delay or materially burden the transactions contemplated by this Agreement.

          5.07 BROKERS AND FINDERS. Neither the Parent, the Purchaser nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders fees or investment banking fees in connection with the transactions contemplated herein, except that the Parent has employed and will pay the fees and expenses of Salomon Brothers Inc.

          5.08 OFFER DOCUMENTS; PROXY STATEMENT; OTHER INFORMATION. None of the information included in the Offer Documents (including any amendments or supplements thereto) or any schedules required to be filed with the SEC in connection therewith and described therein as being supplied by the Parent or the Purchaser will, at the respective times that the Offer Documents or any amendments or supplements thereto or any such schedules are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied in writing by the Parent or the Purchaser specifically for inclusion in the Proxy Statement, Schedule 14D-9 or any statement required pursuant to Section 14(f) of the Exchange Act or any other schedules or statements required to be filed with the SEC in connection therewith will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

          5.09 NO OTHER REPRESENTATIONS OR WARRANTIES. Each of the representations and warranties of the Parent and the Purchaser in this Agreement is true and correct as of the date of this Agreement. Any document delivered by the Parent or the Purchaser pursuant to this Agreement is a true, correct and complete copy of such document, and has not been modified or amended unless such amendment or modification is included with such document or has been delivered to the Company on or prior to the date hereof.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

          6.01 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or as set forth on the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company and its subsidiaries will conduct their business and operations only in the ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as set forth on the Company Disclosure Letter, prior to the Effective Time, without the advance written consent of the Parent (which consent will not be unreasonably withheld with respect to the incurrence of indebtedness by the Company under the revolving facility provided by Wells Fargo pursuant to the Credit Agreement, as currently evidenced by the Promissory Note made by the Company in favor of Wells Fargo, dated as of June 9, 1995, in the original principal amount of $6,758,500 (the "Line of Credit Note") and the Promissory Note made by the Company in favor of Wells Fargo, dated as of August 24, 1995, in the original principal amount of $1,800,000 (the "Bridge Note"), but excluding all of the Company's other indebtedness to Wells Fargo (the "Revolving Line") pursuant to Section 6.01(b)(i)), neither the Company nor any of its subsidiaries will:

          (a) Amend its Certificate of Incorporation or By-Laws or similar governing documents;

          (b) (i) Create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases, except (A) purchase money mortgages granted in connection with past practice, (B) in the case of the Company, indebtedness for borrowed money incurred in the ordinary course of business not aggregating in excess of $7,000,000 outstanding at any time under the Revolving Line, reduced by the net proceeds of any sale of assets by the Company or any subsidiary out of the ordinary course of business, PROVIDED that the proceeds of any borrowing are not distributed to the stockholders of the Company; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; PROVIDED, HOWEVER, that the Company and its subsidiaries may endorse negotiable instruments in the ordinary course of business consistent with past practice;

          (c) Declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Common Stock of the Company or any capital stock of any subsidiary;

          (d) Issue, sell, grant, purchase or redeem, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, or subdivide or in any way reclassify, any Shares, except in any case above pursuant to the Stock Option Plans;

          (e) (i) Increase the aggregate amount of compensation payable or to become payable by the Company or any subsidiary to its directors, officers or employees, whether by salary or bonus, by more than two percent in the aggregate on an annual basis (excluding commission-only compensation, the rate of which shall not be increased); or (ii) increase the rate or term of, or otherwise alter, any bonus (other than any bonus permitted by clause (i) of this Section 6.01(e)), insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees;

          (f) Enter into any agreement, commitment or transaction (other than borrowings permitted by Section 6.01(b)), except agreements, commitments or transactions in the ordinary course of business consistent with past practice;

          (g) Sell, transfer, mortgage, pledge, grant any security interest or permit the imposition of any lien or other encumbrance on any asset other than in the ordinary course of business consistent with past practice and except (i) pursuant to the Credit Agreement, (ii) in connection with purchase money mortgages permitted by Section 6.01(b) or (iii) for any lien or other encumbrance as to which the Company has a valid defense;

          (h) Waive any right under any contract or other agreement identified on the Company Disclosure Letter if such waiver would have a Material Adverse Effect;

          (i) Other than as required by any change in generally accepted accounting principles, make any material change in its accounting methods or practices or make any material change in depreciation or amortization policies or rates adopted by it for accounting purposes or, other than normal writedowns or writeoffs consistent with past practices, make any writedowns of inventory or writeoffs of notes or accounts receivable;

          (j) Make any loan or advance to any of its stockholders, officers, directors, employees (other than advances to field sales personnel, vacation advances, relocation advances and travel advances in each case made in the ordinary course of business in a manner consistent with past practice) or make any other loan or advance to any other person or group otherwise than in the ordinary course of business consistent with past practice;

          (k) Terminate or fail to renew, where such renewal is at the Company's or a subsidiary's option, any contract or other agreement (excluding customer leases or contracts), the termination or failure of which to renew would have a Material Adverse Effect;

          (l)  Enter into any collective bargaining agreement;

          (m)  Make any addition to or modification of the Company Benefits
Plans;

          (n) Take, agree to take, or do or, with respect to anything within the Company's or its subsidiaries control, knowingly permit to be done or to be taken anything in the conduct of its business which (i) would cause any of the representations of the Company to be or become untrue in any material respect, and (ii) would reasonably be expected to have a Material Adverse Effect, PROVIDED, HOWEVER,that nothing in this Section 6.01(n) shall affect the generality of any provision of Annex A hereto; or

          (o)  Agree to do any of the foregoing.

          6.02 NOTIFICATION OF CERTAIN MATTERS. (a) The Company shall give prompt notice to the Parent of: (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any regulatory authority in connection with the transactions contemplated by this Agreement; and (iii) the occurrence of any event having, or which insofar as can be reasonably foreseen would have, a Material Adverse Effect.

          (b) Between the date of this Agreement and the Effective Time, the Company shall give prompt notice to the Parent of any proposed settlement or similar agreement ("Settlement") with the Internal Revenue Service or any other state, local or foreign governmental taxing authority providing for any adjustment with respect to any Tax Return or any additional liability for Taxes, and shall not enter into any Settlement without the prior written consent of the Parent, which consent shall not be unreasonably withheld.

          6.03 ACCESS TO INFORMATION. (a) Between the date of this Agreement and the Effective Time, the Company will during ordinary business hours and upon reasonable advance notice, (i) give the Parent and the Parent's authorized representatives all access the Parent shall reasonably request to all of its and its subsidiaries' books, records (including, without limitation, the workpapers of the Company's outside accountants), contracts, commitments, plants, offices and other facilities and properties, and its and its subsidiaries' personnel, representatives, accountants and agents; PROVIDED, HOWEVER, that all such access shall take place after appropriate prior consultation with the officers of the Company, (ii) permit the Parent to make such inspections thereof as it may reasonably request (including, without limitation, observing the Company's or a subsidiary's physical inventory of its assets), (iii) cause its and its subsidiaries' officers and advisors to furnish to the Parent its financial and operating data and such other existing information with respect to its business, properties, assets, liabilities and personnel (including, without limitation, title insurance reports, real property surveys and environmental reports, if any), as the Parent may from time to time reasonably request, (iv) take such actions as the Parent reasonably deems appropriate to verify the existence and condition of equipment leased by the Company or any of its subsidiaries to its customers, and (v) permit the Parent's accountants to conduct such confirmation and testing procedures with respect to the receivables of the Company and its subsidiaries as the Parent reasonably deems appropriate; PROVIDED, HOWEVER, that
(A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company, (B) neither the Company nor any of its subsidiaries shall be required to take any action which would constitute a waiver of the attorney-client privilege, (C) neither the Company nor any of its subsidiaries need supply the Parent with any information which it is under a legal obligation not to supply, and (D) until such time as the Parent and/or its affiliates are the beneficial owners of a majority of the Shares, any such activities by the Parent prior to the purchase by the Purchaser of Shares pursuant to the Offer shall be for the purposes of verifying the accuracy of representations and warranties of the Company and the compliance by the Company with its covenants contained in this Agreement.

          (b) Any information provided pursuant to this Agreement shall be held by the Parent in accordance with and shall be subject to the terms of the Confidentiality Agreement dated September 2, 1994 between the Company and the Parent (the

"Confidentiality Agreement"), the term of which the parties hereby agree to extend to December 31, 1996. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the Parent, the Purchaser or the Company may disclose any information required to be disclosed pursuant to the Exchange Act, or otherwise required or requested to be disclosed by the SEC.

          6.04 FURTHER INFORMATION. The Company and the Parent shall give prompt written notice to the other of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect (including the Company, the Parent or the Purchaser receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to knowledge to be or become untrue in any material respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          6.05 FURTHER ASSURANCES. Consistent with the terms and conditions hereof, each party hereto will execute and deliver such instruments and take such other action as the other parties hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

          6.06 INTERIM FINANCIAL STATEMENTS. Within 45 days after the end of each fiscal quarter and 90 days after the end of any fiscal year after the date of this Agreement, and until the Effective Time, the Company will deliver to the Parent its Form 10-Q's or 10-K's, as the case may be, for such quarter or year. The financial statements contained therein shall fairly present their respective financial condition, results of operations and cash flows as at the date or for the periods indicated in accordance with generally accepted accounting principles consistently applied in accordance with past practice (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as may be permitted by Form 10-Q of the Exchange Act), and shall be prepared in conformity with the requirements of Regulation S-X under the Exchange Act and Item 303 of Regulation S-K.

          6.07 FAIRNESS OPINION. Within three business days of the execution of this Agreement, the Company shall provide to the Parent a signed copy of the written opinion of PaineWebber Incorporated that the Offer is fair to the Company stockholders from a financial point of view, which PaineWebber Incorporated has advised the Company it fully expects to be able to deliver at such time.

          6.08 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and shall use its best efforts to satisfy the conditions to the transactions contemplated hereby and to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement, including, but not limited to, filings to the extent required under the Exchange Act and HSR Act, and obtaining consent to the Merger from Wells Fargo Bank, National Association pursuant to the Credit Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action. Without limiting the generality of the foregoing, the Parent as the sole stockholder of the Purchaser, and the Purchaser as a stockholder of the Company, will consent and/or vote in favor of the transactions contemplated hereunder, and Company, the Parent, and the Purchaser will vigorously defend against any lawsuit or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, from time to time after the date hereof, without further consideration, the Company will, at its own expense, execute and deliver such documents to the Parent as the Parent may reasonably request in order to consummate the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, from time to time after the date hereof, without further consideration, each of the Parent and the Purchaser will, at its own expense, execute and deliver such documents to the Company as the Company may reasonably request in order to consummate the transactions contemplated by this Agreement.

          6.09 FILINGS. The Company and the Parent will file, or cause to be filed, as promptly as possible and, in the case of the Parent in no event later than five business days after the date hereof, with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Department of Justice") pursuant to the HSR Act the notification required by the HSR Act, including all requisite documents, materials and information therefor, and request early termination of the waiting period under the HSR Act. Each of the Company and the Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and the Parent shall each keep the other apprised of the status of any inquiries or requests for additional information made by any governmental authority and shall comply promptly with any such inquiry or request.

          6.10 PUBLIC ANNOUNCEMENTS. The initial press release with respect to the transactions contemplated hereby shall be a joint press release, and thereafter the Company and the Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or with National Association of Securities Dealers, Inc., or in order to carry out the fiduciary duties of the Board, as advised by counsel.

          6.11 INDEMNITY; D&O INSURANCE. (a) The Parent shall cause all rights to indemnification by the Company now existing in favor of each present and former director or officer of the Company (hereinafter referred to in this Section as the "Indemnified Parties") as provided in the Company's By-Laws to survive the Merger and to continue in full force and effect as rights to indemnification by the Surviving Corporation for a period of five years following the Effective Time. The Parent shall not permit the indemnification agreements between the Company and each of the Indemnified Parties that are in existence as of the date of this Agreement to be amended during the term of such indemnification agreements without the consent of the respective parties thereto.

          (b) Subject to the terms set forth herein, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred by an Indemnified Party to the extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action, alleged action, omission or alleged omission occurring on or prior to the Effective Time in their capacity as director or officer (including, without limitation, any claims, actions, suits, proceedings and investigations which arise out of or relate to the transactions contemplated by this Agreement) for a period of five years after the Effective Time, provided that, in the event any claim or claims are asserted or made within such five year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

          (c) Any Indemnified Party wishing to claim indemnification under this
Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this
Section 6.11 unless and to the extent that such failure prejudices the Parent or the Surviving Corporation; it being understood that it shall be deemed to materially prejudice the Parent or the Surviving Corporation, as the case may be, if, as a result of such failure to notify, the Parent or the Surviving Corporation is not given an opportunity to assume the defense of such claim, action, suit, proceeding or investigation within a reasonably prompt time after such claim, action, suit, proceeding or investigation is asserted or initiated. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation or the Parent shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense hereof, except that if the Parent or Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Parent or Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefore are received; PROVIDED, HOWEVER, that in no event shall the Parent or Surviving Corporation be required to pay fees and expenses, including disbursements and other charges, for more than one firm of attorneys in any one legal action or group of related legal actions unless (A) counsel for the Indemnified Party advises that there are issues which raise conflicts of interest that require more than one firm of attorneys, or (B) local counsel of record is needed in any jurisdiction in which any such action is pending, (ii) the Parent and the Indemnified Party shall cooperate in the defense of any such matter, and (iii) the Parent and the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of one of them (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that the Parent and Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (d) For two years after the Effective Time, the Parent shall cause the Surviving Corporation to use reasonable efforts to maintain, if available for an annual premium not in excess of $150,000, the officers' and directors' liability insurance covering the Indemnified Parties who are presently covered by the Company's officers' and directors' liability insurance (copies of which have been delivered to the Parent), with respect to acts or omissions occurring at or prior to the Effective Time, on terms no less favorable than those in effect on the date hereof or at the Effective Time, or if such insurance coverage is not available for an annual premium not in excess of $150,000, to obtain the amount of coverage that is available for an annual premium of $150,000.

          (e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person (except for any sale of the Company's molding business whether through a merger, sale of assets, sale of stock or otherwise), then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.11. Notwithstanding the foregoing, if a majority of the shares of common stock of the Company or Surviving Corporation are sold or transferred to a third party, but the Parent, or any subsidiary of Parent, retains ownership either of any of Company's subsidiaries that immediately prior to the date hereof were engaged in, or substantially all of the assets that prior to the date hereof were used in, the plastics compounding business of the Company, the Parent shall assume the obligations of the Surviving Corporation set forth in this Section 6.11.

          (f) In the event that any of the provisions of Section 6.11(a), (b) or
(c) above would conflict with any of the provisions of the Company's By-Laws or the indemnification agreements referenced in Section 6.11(a) above in a manner that, if held applicable, would limit or restrict, or impose conditions or obligations on the exercise by any of the Indemnified Parties of, any of the indemnification rights granted to them under the Company's By-Laws or such indemnification agreements, then, in any such event or circumstance the applicable provisions of the Company's By-Laws or the indemnification agreements shall control, as it is the intention of the parties that the Indemnified Parties shall have indemnification rights no less favorable than those which they have under the Company's By-Laws and such indemnification agreements, as in effect on the date hereof.

          (g) The covenants contained in this Section 6.11 shall survive the Effective Time until fully discharged and are intended to benefit each of the Indemnified Parties.

          6.12 OTHER POTENTIAL BIDDERS. The Company, its affiliates and their respective officers, directors, employees, investment bankers, attorneys and other representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company. Prior to the acceptance for payment of Shares, the Company, directly or indirectly, (a) may furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements that do not prohibit or restrict disclosure to the Parent of any matter other than confidential information regarding any such corporation, partnership, person or other entity or group and
(b) may participate in discussions and negotiate with such entity or group concerning any proposed merger, sale of assets, sale of shares of capital stock, acquisition of Shares other than pursuant to the Offer or the Merger or similar transaction involving the Company or any division of the Company (an "Acquisition Proposal"), only if such entity or group to which information or access is furnished or discussions or negotiations are held has submitted a written proposal to the Board relating to any such transaction and the Board by a majority vote has determined in its good faith judgment, based as to legal matters on the advice of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary obligations under applicable law. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Parent and the Purchaser, any affiliate or associate of the Parent and the Purchaser or any designees of the Parent and the Purchaser) concerning any Acquisition Proposal, or take any other action to facilitate the making of a proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries shall be deemed to be a breach of this
Section 6.12 by the Company. The Company shall use its best efforts to ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representatives retained by the Company are aware of the restrictions set forth in the preceding sentences, and the Company hereby represents that the Board has adopted resolutions directing the officers, directors and employees of the Company and its subsidiaries to comply with such restrictions. The Company promptly shall advise the Parent orally and in writing of any Acquisition Proposal and any inquiries or developments with respect thereto. Neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser the approval or recommendation by the Board of the Offer, the Merger or this Agreement, or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board from approving or recommending to the Company stockholders any unsolicited tender offer or exchange offer by a third party as contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act (and, in connection therewith, withdrawing or modifying the approval or recommendation by the Board of the Offer, the Merger or this Agreement) in the event any unsolicited takeover proposal shall have been made by a third party if, in the good faith judgment of the Board, based as to legal matters on the advice of legal counsel, withdrawing or modifying such approval or recommendation is required under applicable law in the proper discharge of its fiduciary duties. Notwithstanding the foregoing, nothing contained in this Section 6.12 shall prevent the Company from negotiating and executing agreements relating to the sale by the Company of its remaining parcel of real estate located in Corona, California as long as (i) the terms and conditions of any such agreement shall be reasonably acceptable to Parent and (ii) the proceeds (net of reasonable expenses of the Company relating to such sale) of any such sale are used to reduce the indebtedness of the Company under the revolving credit facility under the Credit Agreement.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

          7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, which have not been waived at or prior to the Closing:

          (a) The Purchaser shall have accepted for payment Shares tendered pursuant to the Offer;

          (b) This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent, if any is required, of the stockholders of the Company required by the Company's Certificate of Incorporation and the DGCL;

          (c) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated; and

          (d) No order, statute, rule, regulation, execution order, stay, decree, judgment, or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

          7.02 CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND THE PURCHASER TO EFFECT THE MERGER. The obligation of the Purchaser and the Parent to effect the Merger shall be further subject to satisfaction of the conditions, unless waived by the Parent, that (i) the Company shall have performed and complied in all material respects with the agreements and obligations contained in Section 1.03,
(ii) the Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement (other than in Section 1.03) required to be performed and complied with by it at or prior to the Effective

Time, except where the failure to have so performed and complied is not reasonably expected to have a Material Adverse Effect, (iii) all outstanding Options shall have been surrendered to the Company as provided in Section 3.05 of this Agreement and cancelled by the Company, and (iv) the Parent shall have received a comfort letter, in form and substance reasonably requested by the Parent, from Grant Thornton or another nationally recognized public accounting firm regarding the updating of the Company's most recent financial statements.

          7.03 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be further subject to the Parent and the Purchaser having performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by each of them at or prior to the Effective Time, except where the failure to have so performed or complied is not reasonably expected to have a material adverse effect on the ability of the Parent or the Purchaser to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                                     CLOSING

          8.01 TIME AND PLACE. The closing of the Merger (the "Closing") shall take place at the offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date on which the last of the closing conditions set forth in Article VII is satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

          8.02 FILINGS AT THE CLOSING. At the Closing, the Purchaser shall cause the Delaware Certificate of Merger to be filed and recorded with the Secretary of State of the State of Delaware in accordance with the provisions of Section 103 of the DGCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

          9.01 TERMINATION. This Agreement may be terminated and the Offer (if Purchaser has not accepted Shares for payment) and the Merger may be abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of the Parent, the Purchaser and the Company;

          (b) by the Parent and the Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger or the acceptance for payment and payment for the Shares in the Offer and such order, decree, ruling or other action is or shall have become nonappealable;

          (c) by the Parent and the Purchaser if, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A hereto, the Purchaser shall have (A) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (B) terminated the Offer or allowed the Offer to expire without the purchase of any Shares thereunder, or (C) failed to pay for Shares pursuant to the Offer within 75 days following the commencement of the Offer;

          (d) by the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company which would entitle the Parent or the Purchaser to terminate this Agreement pursuant to Section 9.01(e) and, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A hereto, the Purchaser shall have (A) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (B) terminated the Offer or allowed the Offer to expire without the purchase of any Shares thereunder, or (C) failed to pay for Shares pursuant to the Offer within 75 days following the commencement of the Offer, or (ii) prior to the purchase of Shares pursuant to the Offer, a corporation, partnership, person or other entity or group shall have made a bona fide offer with respect to an Acquisition Proposal that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the advice of legal counsel and as to financial matters on the written fairness opinion of an investment banking firm of national reputation, is more favorable to the Company's stockholders than the Offer and the Merger and that the failure to terminate this Agreement and accept such offer would be inconsistent with the proper exercise of the Board's fiduciary duties, provided that such termination under this clause (ii) shall not be effective until payment of the fee required by Section 9.03(b) hereof;

          (e) by the Parent and the Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (ii) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer,
(iii) the Company shall engage in negotiations with any entity or group (other than the Parent or the Purchaser) that has proposed a Third Party Acquisition (as defined below), (iv) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, or (v) a majority of the Shares on a fully diluted basis shall not have been tendered in the Offer by the expiration date of the Offer and on or prior to such date an entity or group (other than the Parent or the Purchaser) shall have made and not withdrawn a proposal with respect to a Third Party Acquisition; or

          (f) by the Company if (i) there shall have been a breach of any representation or warranty on the part of the Parent or the Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or (ii) there shall have been a material breach of any covenant or agreement on the part of the Parent or the Purchaser and which materially adversely affects (or materially delays) the consummation of the Offer.

          "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than the Parent, the Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company of more than 20% of the Shares.

          9.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the Offer and the Merger pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, provided that no such termination shall relieve any of the Company, the Parent or the Purchaser from liability for damages arising (a) from any willful or intentional breach of this Agreement or (b) from their obligations under Sections 4.22, 5.07, 6.03(b) and 9.03, this Section 9.02 and
Article X. If this Agreement is terminated as provided herein, upon request therefor each party (the "Redelivering Party") shall redeliver all documents, work papers and other materials obtained (whether before or after execution of this Agreement) by the Redelivering Party from the requesting party in connection with the transaction contemplated hereby, together with all copies thereof in the possession of the Redelivering Party.

          9.03 FEES AND EXPENSES. (a) In the event the Parent and the Purchaser terminate this Agreement pursuant to Section 9.01(c) (other than any such termination based upon the failure to satisfy clause (iii)(d) of Annex A) or 9.01(e)(i) hereof, or the Company terminates this Agreement pursuant to Section 9.01(d)(i), or in the event that this Agreement is terminated in a manner described in Section 9.03(b), the Company shall reimburse the Parent, the Purchaser and their affiliates (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $750,000, actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, attorneys' fees, fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants and filing fees and printing costs). Upon the termination of this Agreement pursuant to any provision described in the first sentence of this Section 9.01(a), Parent and Purchaser will promptly provide the Company with an estimate of the amount of such fees and expenses and a request for reimbursement hereunder, and will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $750,000) within one business day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

          (b) In the event the Company terminates this Agreement pursuant to
Section 9.01(d)(ii) or in the event the Parent and the Purchaser terminate this Agreement pursuant to 9.01(e)(ii), (iii), (iv) or (v) hereof, the Parent and the Purchaser would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the Parent and the Purchaser for such damages, the Company shall pay to the Purchaser the amount of $1,400,000 as liquidated damages immediately upon such a termination as well as all amounts to which the Parent and the Purchaser would be entitled pursuant to
Section 9.03(a); PROVIDED, HOWEVER, that if the Parent and the Purchaser terminate this Agreement pursuant to 9.01(e)(iii) hereof, the Company shall pay to the Purchaser the amount of $700,000 as liquidated damages immediately upon such a termination (as well as all amounts to which the Parent and the Purchaser would be entitled pursuant to Section 9.03(a)), and if within 12 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, the Company shall pay to the Purchaser the amount of $700,000 within one business day following the execution of such an agreement or such occurrence, as the case may be; PROVIDED FURTHER, HOWEVER, that Parent and Purchaser will only be entitled to recover only one $1,400,000 payment or two $700,000 payments of liquidated damages under this
Section 9.03(b) (and one payment of fees and expenses pursuant to Section 9.03(a)) even if this Agreement is or may be terminated under more than one of the provisions of Section 9.01 described in the first sentence of this Section 9.03(b). It is specifically agreed that the amount to be paid pursuant to this Section 9.03 represents liquidated damages and not a penalty.

          (c) Except as specifically provided in this Section 9.03 each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                                    ARTICLE X

                                  MISCELLANEOUS

          10.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties and agreements of the parties contained in Sections 2.06, 3.01, 3.02 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 3.03, 3.04, 3.05, 6.05, 6.08, 6.09, 6.11 and Article X hereof, shall survive the consummation of the Offer and the Merger. The agreements of the parties contained in Sections 6.03(b), 9.02, 9.03 and Article X hereof and the representations and warranties in Sections 4.22 and 5.07 shall survive the termination of this Agreement without termination. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Offer and the Merger or the termination of this Agreement.

          10.02 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Parent (for itself and the Purchaser) and the Company at any time prior to the Effective Time with respect to any of the terms contained herein executed by duly authorized officers of the respective parties, except that after the earlier of (a) the purchase by the Purchaser of a majority of the Shares on a fully diluted basis, and (b) the meeting of stockholders to approve the Merger contemplated by this Agreement, the price per Share to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of such Shares in the Merger shall in no event be altered without the approval of such holders.

          10.03 WAIVER OF COMPLIANCE; CONSENTS. At any time prior to the Effective Time, the parties hereto may extend the time for performance of any of the obligations or other acts or waive any inaccuracies in the representations and warranties contained herein or in the documents delivered pursuant hereto. Any failure of the Parent (for itself and the Purchaser), on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Parent (for itself and the Purchaser) or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto or any extensions, such consent or extension shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.03.

          10.04 COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          10.05 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws rules.

          10.06 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to the Company, to:

          Prior to the Effective Time,
               CIMCO, Inc.
               265 Briggs Avenue
               Costa Mesa, California  92626-4555
               Attention:  Chief Executive Officer

          After the Effective Time,

               CIMCO, Inc.
               c/o M.A. Hanna Company
               Suite 36-5000
               200 Public Square
               Cleveland, Ohio 44114-2304
               Attention:  General Counsel

          with copies to:

               Stradling, Yocca, Carlson & Rauth, P.C.
               660 Newport Center Drive
               Suite 1600
               Newport Beach, California  92660-6441
               Attention:  Nick E. Yocca, Esq.

          (b)  if to the Parent or the Purchaser, to:

               M. A. Hanna Company
               Suite 36-5000
               200 Public Square
               Cleveland, Ohio  44114-2304
               Attention:  General Counsel
          with copies to:

               Jones, Day, Reavis & Pogue
               North Point
               901 Lakeside Avenue
               Cleveland, Ohio  44114
               Attention:  Lyle G. Ganske, Esq.

          10.07 ENTIRE AGREEMENT, ASSIGNMENT ETC. This Agreement, which hereby incorporates the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Stockholder Tender Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, except for Section 6.11, is not intended to confer upon any other person any rights or remedies hereunder. This Agreement supersedes all prior agreements and understanding of the parties with respect to the subject matter hereof other than the Confidentiality Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except that the Parent shall have the right to assign the rights of the Purchaser to any other (directly or indirectly) wholly-owned subsidiary of the Parent without the prior written consent of the Company.

          10.08 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          10.09 HEADINGS; CERTAIN DEFINITIONS. The Articles and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Every reference herein to the word "days," if not preceded by the word "business," shall mean calendar days, and every reference herein to the words "business days" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the city of New York are authorized or obligated by law to close.

          10.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                           [INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                          CIMCO, INC.

                                          By: /s/ Russell T. Gilbert
                                          --------------------------------------
                                          Name: Russell T. Gilbert
                                          Title: President and Chief Executive
                                          Officer

                                          M.A. HANNA COMPANY

                                          By: /s/ Michael S. Duffey
                                          --------------------------------------
                                          Name: Michael S. Duffey
                                          Title: Vice President

                                          HANWEST, INC.

                                          By: /s/ Michael S. Duffey
                                          --------------------------------------
                                          Name: Michael S. Duffey
                                          Title: Vice President

                                     ANNEX A

               The capitalized terms used herein have the meanings
                  set forth in the Agreement and Plan of Merger
                        to which this Annex A is attached

          Notwithstanding any other provision of the Agreement and Plan of Merger to which this ANNEX A is attached (the "MERGER AGREEMENT") or the Offer, the Purchaser shall not be required to accept for payment, purchase or pay for any Shares of the Company tendered, and may terminate or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the acceptance for payment of and payment for any Shares, if prior to the time of acceptance for payment of Shares tendered pursuant to the Offer:

            (i) at least a majority of the Shares on a fully diluted basis shall not have been validly tendered and, if tendered, not withdrawn immediately prior to the expiration of the Offer (the "MINIMUM CONDITION");

           (ii) any waiting period applicable to the Offer pursuant to the HSR Act shall not have expired or been terminated;

          (iii) at any time before the time of acceptance for payment for any such Shares any of the following shall occur or exist:

               (a) there shall have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, (i) challenging the acquisition by the Parent or the Purchaser of the Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or seeking to obtain from the Parent or the Purchaser any damages that would result in a Material Adverse Effect if such were assessed against the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Parent or the Surviving Corporation of all or any material portion of the business or assets of the Company or compel the Parent or the Surviving Corporation to dispose of or to hold separate all or any material portion of the business or assets of the Company, or to impose any material limitation on the ability of the Company or the Surviving Corporation to conduct such business or own such assets, or (iii) seeking to impose material limitations on the ability of the Parent (or any other affiliate of the Parent) to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company; or

               (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the Merger Agreement, or any other action shall have been taken by any government, governmental authority or court, domestic or foreign, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above; or

               (c) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct in any material respect when made or, except for any representations and warranties made as of a specific date, shall have ceased to be true and correct in any material respect as if made on and as of the scheduled expiration of the Offer, as it may be extended from time to time (the "EXPIRATION DATE") (or, in the case of representations and warranties that are specifically qualified as to materiality, shall not have been true and correct when made or shall have ceased to be true and correct on and as of the Expiration
          Date); or

               (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Material Adverse Effect on or materially adversely affecting (or materially delaying) the consummation of the Offer, (iv) any limitation (whether or not mandatory), by any U.S. governmental authority or agency on, or any other event that, in the judgment of the Parent, is substantially likely to materially adversely affect, the extension of credit by banks or other financial institutions, or (v) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index; or

               (e) the Merger Agreement shall have been terminated in accordance with its terms; or

               (f) prior to the purchase of Shares pursuant to the Offer, the Company Board of Directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer for the purchase of the Shares, which, in the sole judgment of the Parent in any such case, and regardless of the circumstances (including any action or omission by the Parent) giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment except where as a result of the Company's receipt of an unsolicited acquisition proposal from a third party (A) the Company issues to its stockholders a communication that contains only the statements permitted by Rule 14d-9(e) under the Securities Exchange Act of 1934 (and does not otherwise withdraw, modify or amend its approval or recommendation of the transactions contemplated hereby) and (B) within five business days of issuing such communication the Company publicly reconfirms its approval and recommendation of the transactions contemplated by the Offer and the Merger Agreement;

               (g) There shall have occurred since July 31, 1995, a change, occurrence or circumstance in the Company's business having a Material Adverse Effect thereon; or

               (h) The failure of the Company to obtain any of the waivers or consents of Wells Fargo pursuant to the letter dated December 19, 1995 from Wells Fargo to the Company, Compounding Technology, Inc., and Medical Molding Corporation of America.